UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2016

JPMorgan Chase & Co.

(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

JPMorgan Chase & Co. (“JPMC” or the “Firm”) announced on November 17, 2016, that it had entered into settlements with the U.S. Department of Justice (“DOJ”), the U.S. Securities & Exchange Commission (“SEC”) and the Board of Governors of the Federal Reserve System (“Federal Reserve”) to resolve those agencies’ respective investigations relating to a former hiring program for candidates referred by clients, potential clients and government officials in the Asia Pacific region. The program was terminated by the Firm in 2013.

Under the settlement agreement with the DOJ, JPMorgan Securities (Asia Pacific) Limited (“JPMSAPL”), a Hong Kong-based wholly-owned subsidiary of the Firm, entered into a Non-Prosecution Agreement pursuant to which JPMSAPL will pay a monetary penalty of $72 million to the DOJ, and the Firm agreed to certain terms and obligations as set forth therein. The DOJ has also separately advised that, based upon the information known at this time, it has closed its inquiry regarding JPMSAPL’s use of consultants in the Asia Pacific region. Under the terms of the settlement agreement, which will be in effect for three years, no criminal charges will be brought against JPMSAPL or the Firm for conduct described in the agreement, provided that both comply with their respective obligations.

In addition, the Firm will pay approximately $106 million in disgorgement, and $25 million in prejudgment interest, pursuant to its civil resolution with the SEC, and will pay a fine of approximately $62 million under its civil resolution with the Federal Reserve. The Firm has previously reserved for all three of the settlements. In each of the settlement agreements, the DOJ, SEC and Federal Reserve acknowledged the Firm’s cooperation in their respective investigations.

Other related investigations are ongoing. The Firm continues to cooperate with these investigations.

The complete settlement agreements, including the Firm’s obligations under each, can be accessed at the DOJ, SEC and Federal Reserve websites at www.justice.gov, www.sec.gov, and www.federalreserve.gov, respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Stacey Friedman
Stacey Friedman
General Counsel

Dated: November 17, 2016

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